DATED: May 20, 2025

SECOND AMENDED SCHEDULE A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN DATUM ONE SERIES TRUST

AND

POLAR CAPITAL LLP

Name of Fund	Effective Date	Compensation*
Polar Capital Emerging Market Stars Fund	July 29, 2025	0.90%
Polar Capital Emerging Market Ex-China Stars Fund	July 29, 2025	0.90%

DATUM ONE SERIES TRUST

By:/s/ Barbara J. Nelligan

Name: Barbara J. Nelligan

Title: President

POLAR CAPITAL LLP

By:/s/ Nicholas Farren

Name: Nicholas Farren

Title: Chief Operating Officer

*	All fees are computed daily and paid monthly.